EXHIBIT 23(b)

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

The Company's Form 10-K for the fiscal year ended March 31, 2003, is incorporated by reference into the Company's filings on Form S-8 (File Nos. 1-1373, 2-63714, 2-86984, 2-87299, 2-86985, 33-1764, 33-58544, 2-55398, 33-66436, 33-66438, 33-66442, 33-66440, 33-54719, 33-54721, 33-54723, 33-54725, 333-29789, 333-52639, 333-66111, 333-66115, 333-66109, 333-71523, 333-40374, 333-63600, 333-56648, 333-97013, 333-100770, 333-100771, 333-100772 and 333-102124, collectively the "Registration Statements") and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

With this Form 10-K, the Company files the previously issued report of Arthur Andersen LLP dated August 11, 2000 relating to Thermacore International, Inc., which was acquired by the Company on April 27, 2001 in a business combination accounted for as a pooling of interests. After reasonable efforts, the Company has not been able to obtain Arthur Andersen's written consent to the incorporation by reference into the Registration Statements of Arthur Andersen's report with respect to Thermacore's financial statements as of June 30, 2000 and 1999 and for the years then ended. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Form 10-K without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of the securities under the Registration Statements made on or after the date the Form 10-K was filed with the Securities and Exchange Commission. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.